Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Party City Holdco Inc.

Date of Earliest Transaction Required to be
Reported (Month/Day/Year):	December 11, 2017

Footnotes to Form 4

(1) This report is being filed by the following Reporting Persons: Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Coinvestment Partners, L.P. (“THL Coinvestment”), THL Operating Partners, L.P. (“THL Operating”), THL PC Topco, L.P. (“THL Topco”), THL Equity Fund VI Investors (PC), L.P. (“THL PC”) together with THL Equity VI, Parallel Fund VI, DT Fund VI, THL Coinvestment, THL Operating, THL Topco and THL PC, (the “THL Funds”) as well as Great-West Investors, L.P. (“Great West”) and Putnam Investments Employees’ Securities Company III LLC (“Putnam III”); Todd M. Abbrecht, Joshua M. Nelson and Uttam K. Jain. This Form 4 is in two parts and is jointly filed with the Reporting Persons in both parts. See Remarks.

(2) THL Advisors is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC (“THL Advisors VI”), which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating, THL Topco and THL PC. THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Represents shares of the Issuer held directly and sold by THL Topco, although such shares are beneficially owned by the following entities: 3,177,070 shares sold by THL Equity VI; 2,151,342 shares sold by Parallel Fund VI; 375,796 shares sold by DT Fund VI; 102,375 shares sold by THL Coinvestment; 8,283 shares sold by THL Operating; 1,593,824 shares sold by THL PC; 16,531 shares sold by Great West; and 16,473 shares sold by Putnam III.

(5) Represents shares of the Issuer held directly following the transaction by THL Topco, although such shares are beneficially owned by the following entities: 24,640,697 shares owned by THL Equity VI; 16,685,370 shares owned by Parallel Fund VI; 2,914,599 shares owned by DT Fund VI; 793,994 shares owned by THL Coinvestment; 64,245 shares owned by THL Operating; 12,361,376 shares owned by THL PC; 128,212 shares owned by Great West; and 127,765 shares owned by Putnam III.